Exhibit 10.2

To:
Barclays Bank Ireland PLC
Italy Branch
Via della Moscova, 18
20121 - Milan
Italy
To the attention of: Mr Stefano Da Ros

Via certified email (PEC): cbfrontoffice@pec.ie.barclays
Milan, 18th March 2022
Dear Sirs,
Re: Pledge Agreement
Following our conversations, we hereby propose to you to enter into a pledge agreement, to be executed by way of exchange of commercial correspondence, pursuant to the terms and conditions set forth here below.
* * *
PLEDGE AGREEMENT
(1)LivaNova PLC, a public limited company incorporated and registered in England and Wales with company number 09451374 whose registered office is at 20 Eastbourne Terrace, London, W2 6LG, acting by way of its Italian branch, having its secondary seat in Milano, Via Benigno Crespi no. 17, number of registration with the Companies’ Register of Milano-Monza-Brianza-Lodi, fiscal code and VAT number 09167120964, REA no. MI - 2073116 (the "Pledgor");
(2)Barclays Bank Ireland PLC, a wholly owned subsidiary of Barclays Bank PLC acting through its corporate bank division, a public limited company incorporated under the laws of Ireland, having its registered office in Dublin 2, One Molesworth Street, authorised and regulated by Central Bank of Ireland, number of registration 396330, acting through its Italian branch, having its registered office in Milano, Via della Moscova no. 18, number of registration with the Companies’ Register of Milano-Monza-Brianza-Lodi, fiscal code and VAT number 10508010963, REA no. 2536712, share capital resolved for Euro 5,000,000,000, subscribed and paid for Euro 898,668,734, enrolled under no. 8082 in the banks' register held by Bank of Italy ("Barclays"), in its capacity as secured creditor (the "Secured Creditor") and as account bank (the "Account Bank").
The Pledgor and the Secured Creditor are hereinafter collectively referred to as the "Parties" and each a "Party". The Account Bank enters into this Agreement (as defined below) for the purposes of Clause 2.5.
RECITALS
(A)On 15th March 2022, Barclays granted to the Pledgor a credit line for an amount equal to Euro 270,000,000 (two hundred seventy million) (the "Credit Line"), pursuant to which Barclays as guarantor issued a bond or guarantee dated 18th March 2022 (the "Bond") in favour of Ministero della transizione ecologica (fiscal code: 80188210589), Presidenza del Consiglio dei Ministri (fiscal code: 80188230587) and Ministero dell’economia e delle Finanze (fiscal code: 80207790587) as beneficiaries as identified therein (the "Beneficiaries").

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(B)In connection with the Bond issued by Barclays, the Pledgor issued a letter of indemnity dated 18th March 2022 in favour of Barclays (the "Letter of Indemnity").
(C)As of the date hereof, the Pledgor has opened and maintains the bank account IBAN IT57V0305101699000078389328 held with the Account Bank (the "Account") and the Pledgor has deposited the Cash Collateral Amount (as defined below) into the Account.
(D)In order to secure the Secured Obligations (as defined below), the Pledgor has agreed to pledge the Pledged Collateral (as defined below) in accordance with the terms and upon the conditions of this agreement.
NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS.
1.DEFINITIONS AND INTERPRETATION
1.1Recitals and Schedules
The Recitals set out above, and the Schedules hereto, shall form an integral and substantial part of this Agreement.
1.2Definitions
The terms listed below shall, for the purpose of this Agreement, have the following meaning:
"Account" has the meaning ascribed to it in Recital (C);
"Account Bank" has the meaning ascribed to it in the Preamble;
"Affiliate" means, with respect to a specified person, another person that directly or indirectly Controls or is Controlled by or is under common Control with the person specified;
"Agreement" means this pledge agreement over the Pledged Collateral;
"Bankruptcy Law" has the meaning set out in the definition of “Insolvency Proceeding”.
"Beneficiaries" has the meaning ascribed to it in Recital (A);
"Bond" has the meaning ascribed to it in Recital (A);
"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in Milan and Dublin and which is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (TARGET2) is open for the settlement of payments in Euro;
"Cash Collateral Amount" means an amount in US dollars equal to 105% (one hundred and five per cent) of the amount of the Credit Line in Euro, as indicated in Recital (A) above, determined by applying the Currency Rate Conversion as of the Signing Date;
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a person through the ability to exercise voting power. "Controlling" and "Controlled" have meanings correlative thereto.
"Credit Line" has the meaning ascribed to it in Recital (A);
"Currency Rate Conversion" means the EUR/USD spot rate of exchange published on il Sole 24 Ore on the date on which the Currency Rate Conversion is to be determined for

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the purpose of Clause 5.2, or, where no such rate is published for such date, at another publicly reported rate of exchange selected by the Account Bank in consultation with the Pledgor.
"Decree 170" means the Italian Legislative Decree No. 170 of 21 May 2004 concerning the financial collateral (Attuazione della direttiva 2002/47/CE, in materia di contratti di garanzia finanziaria), as amended and supplemented from time to time;
"Effective Period" means the period between the Signing Date and the date on which the Secured Creditor is no longer liable to make any payment under the Bond and any amount due from the Pledgor under, or in connection with, the Finance Documents has been fully and irrevocably paid to the Secured Creditors;
"Enforcement Event" means (i) the commencement of an Insolvency Proceeding in respect of the Pledgor or (ii) any non-payment of amounts due by the Pledgor to the Secured Creditors under any Finance Document;
"Expiry Date" has the meaning ascribed to it in Clause 9.1;
"Finance Documents" means (i) the two letters executed, respectively, by the Pledgor on 2nd March 2022 and by Barclays on 15th March 2022, under which the Credit Line has been granted to the Pledgor, (ii) the Letter of Indemnity executed on the date hereof in relation to the Bond and (iii) this Agreement;
"Insolvency Event" means, in relation to the Pledgor, any of the following events:
(a)it is unable to pay its debts as they fall due; or
(b)it is, or is declared (following observance of due process of law) for the purposes of any law applicable to it, insolvent, or expressly admits in writing its inability to pay all or a substantial part of all of its debts as they fall due; or
(c)it suspends making payments on all or substantially all of its debts or announces an intention to do so; or
(d)by reason of proven financial difficulties, it begins negotiations with one or more of its creditors to readjust or reschedule any of its indebtedness; or
(e)it has voluntarily commenced a proceeding under the applicable insolvency and/or bankruptcy laws as now constituted or hereafter amended, or any other applicable foreign, federal, provincial, state or local bankruptcy, insolvency or other similar law, including, inter alia, a request for judicial or out of court reorganisations or winding-up proceedings; or
(f)has instituted against it by any person (including a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction of its head or home office) a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition:
(i)results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; or
(g)has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied,

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enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 60 days thereafter;
"Insolvency Proceedings" means, in relation to the Pledgor:
(h)it has voluntarily commenced a proceeding under the applicable insolvency and/or bankruptcy laws as now constituted or hereafter amended, or any other applicable foreign, federal, provincial, state or local bankruptcy, insolvency or other similar laws (a "Bankruptcy Law");
(i)a judicial order for the winding-up, liquidation, administration or insolvency proceeding under a Bankruptcy Law is made, or a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect to all or substantially or assets of the Pledgor is appointed, which is not discharged, stayed or dismissed within 60 days within commencement or appointment thereof;
"Italian Bankruptcy Law" means the Italian bankruptcy law set out in Royal Decree No. 267 of 16 March 1942, as from time to time amended and/or supplemented, or any law or regulation intended to replace it or which has the same purposes and/or effects as such legislation as implemented in Italy from time to time, including the Code of Crisis and Insolvency (Codice della Crisi di Impresa e dell’Insolvenza) pursuant to Italian Legislative Decree No. 14 of 12 January 2019 aimed at implementing Italian Law No. 155 of 19 October 2017 starting from the date on which Royal Decree No. 267 of 16 March 1942, as amended and/or supplemented from time to time, becomes ineffective;
"Italian Civil Code" means Royal Decree No. 262 of 16 March 1942, as amended and supplemented from time to time;
"Italian Code of Civil Procedure" means Royal Decree No. 1443 of 28 October 1940, as amended and supplemented from time to time;
"Legal Reservations" means:
(j)the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, bankruptcy, reorganization and other laws generally affecting the rights of creditors;
(k)the time barring of claims under applicable statutes of limitation, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off or counterclaim; and
(l)similar principles, rights and defenses under the laws of any relevant jurisdiction;
"Letter of Indemnity" means has the meaning ascribed to it in Recital (B);
"Mediation Decree" has the meaning ascribed to it in Clause 17.
"Mediation Rules" has the meaning ascribed to it in Clause 17.
“Permitted Security” means:
(m)any security interest created pursuant to this Agreement;
(n)any security interest securing the obligations under the credit agreement entered into by the Pledgor and its subsidiary LivaNova USA, Inc., on the one side, and Goldman Sachs Bank USA, as administrative agent and collateral agent, the lenders

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and the other parties thereto on August 13, 2021, as from time to time amended, supplemented and/or restated (including by way of incremental amendments) (the "RCF"), as well as any modification, refinancing, refunding, renewal or extension thereof; and
(o)any security interest arising by operation of law and in the ordinary course of trading.
"Pledge" means the pledge over the Pledged Collateral granted in favour of the Secured Creditor pursuant to Clause 2 (Pledge) of this Agreement according to Italian law, including Decree 170, governed and regulated by the same laws and the provisions of this Agreement;
"Pledged Collateral" means:
(a)the Cash Collateral Amount;
(b)any existing and future right on the Account (including any right to receive any balance standing from time to time to the Account); and
(c)any amount standing from time to time to the credit of the Account (including all the future payments made by third parties or by order of the Pledgor on the Account);
"Pledgor" has the meaning ascribed to it in the Preamble;
"Secured Creditors" means Barclays and any of its assignees and/or transferees;
"Secured Obligations" means all existing, future, conditional or potential monetary obligations due from time to time by the Pledgor towards the Secured Creditors under, or in connection with, the Finance Documents, including, without limitation:
(a)any obligation of the Pledgor to pay to the Secured Creditors (i) any amount owed to the Secured Creditors in connection with the Credit Line, and/or (ii) any indemnity owed to the Secured Creditors under the Letter of Indemnity, and/or (iii) any amount owed to the Secured Creditors in connection with any of the Finance Documents;
(b)any obligation to pay interest, including contractual interest and/or default interest, accrued pursuant to the Finance Documents or by operation of law;
(c)any payment obligation relating to expenses, commissions, fees, charges or taxes, under or relating to the Finance Documents;
(d)any payment obligations deriving from the invalidity or ineffectiveness of any payments made under the Finance Documents, including, without limitation, the payment obligation according to article 2033 and 2041 of the Italian Civil Code or similar provisions as applicable under any applicable jurisdiction;
(e)any obligation of the Pledgor arising from the Finance Documents to reimburse costs, Taxes and expenses, including legal fees, incurred by the Secured Creditors in connection with or pursuant to the Finance Documents as well as in connection with the enforcement of the Pledge;
(f)any payment obligation due as a compensation for damages arising from the Finance Documents; and
(g)any reimbursement obligation deriving from, or which may be a consequence of (even if occurred after the date of exact and unconditional fulfilment of all

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obligations indicated under letters (a), (b), (c), (d), (e) and (f) above), any revocation, claw back or declaration of ineffectiveness or unenforceability, also in accordance with the provisions of a Bankruptcy Law, or in accordance with the equivalent law in force in the country of the foreign third party that has fulfilled one or more of the obligations of the Pledgor, of one or more payments made by the Pledgor, or any of the abovementioned third parties indicated above, to fulfil one or more of the obligations of the Pledgor in accordance with or pursuant to the Finance Documents, it being expressly agreed that if one or more of the obligations described under letters (a), (b), (c), (d), (e), (f) or (g) above is declared invalid or ineffective for any reason, or if the Pledge cannot or can no longer secure, for any reason, one or more of the obligations described under letters (a), (b), (c), (d), (e), (f) or (g) above, the validity and effectiveness of the Pledge shall not be prejudiced, and the Pledge shall continue to secure the exact, unconditional and irrevocable fulfilment of all the other obligations specified above;
"Signing Date" means the date on which this Agreement is entered into, being the date on which the proposing Party receives notice of acceptance of this Agreement from the accepting Party;
"Tax" or "Taxes" means all forms of present and future taxation, duties, levies, imposts and social security charges, including, without limitation, corporate income tax, value added tax, registration taxes and stamp duties, legal transaction taxes and any other type of taxes or duties imposed by any department, agency or other political subdivision or taxing authority, and all interest, penalties, surcharges or fines; and "Taxation" shall be construed accordingly;
"Transferee" has the meaning ascribed to it in Clause 13.2;
"Transparency Rules" has the meaning ascribed to it in Clause 15.
1.3Interpretation
(a)In this Agreement, unless the contrary intention appears, a reference to:
(i)all references made to "Paragraphs" and "Clauses", if capitalised, must be intended as referring to paragraphs and clauses of this Agreement;
(ii)an "agreement", "deed" or "document" shall be construed as a reference to such agreement, deed or document as from time to time amended or supplemented in accordance with its terms or replaced by another agreement having similar effect;
(iii)an "amendment" includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended shall be construed accordingly;
(iv)"disposal" means a sale, transfer, assignment, grant, lease, license, declaration of trust or other disposal, whether voluntary or involuntary, and dispose shall be construed accordingly;
(v)a default (other than an event of default) is "outstanding" if it has not been remedied or waived and an event of default is "outstanding" if it has not been waived;

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(vi)"including" or "in particular" is to be construed as being by way of illustration or emphasis and not limiting or prejudicial to the generality of any foregoing words;
(vii)"proven" is to be construed as a reference to a document, deed, certificate, or to information which effectively demonstrate existence of the alleged facts;
(viii)a "person" means an individual, a corporation, a company, an entity, a voluntary association, a partnership, a trust, an unincorporated organisation or a government or any agency, instrumentality or political subdivision thereof;
(ix)a currency is a reference to the lawful currency for the time being of the relevant country;
(x)a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation; and
(xi)a Party or any other person (including the Secured Creditors, the Pledgor and the Account Bank) shall be construed as a reference to such party or person and their respective successors in title (successore a titolo universale e/o particolare) and/or assignees in any capacity whatsoever (including, as the case may be, the person or persons resulting from any conversion, merger, demerger, transfer of business or any other title or assignment of credit and/or agreement entered into by such persons, subject to the provisions of this Agreement and the Finance Documents).
(b)The Parties shall always exercise their discretionary rights and powers and perform the obligations arising out in connection with this Agreement, in good faith, on arm's length commercial terms and acting reasonably.
(c)Unless the contrary intention appears, a reference to a Party shall not include that Party if it has ceased to be a Party under this Agreement.
(d)The headings in this Agreement do not affect its interpretation.
2.PLEDGE
2.1The Pledgor, pursuant to Italian Civile Code, Decree 170 and article 2800 et seq. of Italian Civil Code, hereby irrevocably grants a first ranking pledge over the Pledged Collateral in favour of the Secured Creditor, who accepts.
2.2The Pledged Collateral is pledged as security for punctual performance by the Pledgor of all the Secured Obligations.
2.3The Pledge is to be an autonomous security interest and in addition to, and without prejudice to, any other security interest or guarantee which the Secured Creditors may now or hereafter hold in respect of the Secured Obligations and may be enforced in accordance with the provisions of this Agreement and by law without any prior enforcement of other security interests granted to secure the Secured Obligations.
2.4Subject to Clause 5.2(b), the Pledgor shall in no event be entitled to withdraw amount from the Account until the Expiry Date. The Parties agree and acknowledge that, considering the fungible nature of the Pledged Collateral, the amount standing from time to time to the credit of the Account shall be at free and full disposal and ownership of the Secured Creditors, which may freely dispose of the Pledged Collateral with the sole obligation to return the tantundem on the Expiry Date.

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2.5Without prejudice to its rights as Secured Creditor, by signing this Agreement, the Account Bank expressly agrees and accepts the Pledge created hereunder and undertakes to register the latter in its registers, also pursuant to Article 2 of Decree 170.
3.FURTHER ASSURANCE
(a)The Pledgor shall promptly (and at its own expense) do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Secured Creditors may reasonably specify (and in such form as the Secured Creditors may reasonably require in favour of the Secured Creditors or its nominee(s)):
(i)to perfect the security created or intended to be created under or evidenced by this Agreement or for the exercise of any rights, powers and remedies of the Secured Creditors or any receiver provided by or pursuant to this Agreement or by law; and/or
(ii)to facilitate the realisation of the assets which are, or are intended to be, the subject of the security created by this Agreement.
(b)The Pledgor shall take all such action (including making all filings and registrations) as the Secured Creditors may reasonably request for the purpose of the creation, perfection, protection or maintenance of any security conferred or intended to be conferred on the Secured Creditors by or pursuant to this Agreement.
4.REPRESENTATIONS AND WARRANTIES
4.1The Pledgor represents and warrants the following:
(a)the Pledgor is a public limited company, duly incorporated and validly existing under the laws of England and Wales, and has the power to own its assets and carry on its business as it is being conducted;
(b)the Pledgor has the powers and capacity to enter into, perform and deliver, and has taken all necessary actions and resolutions to authorise its entry into, performance and delivery of, this Agreement and all the transactions contemplated in this Agreement and to pledge the Pledged Collateral pursuant to this Agreement;
(c)all authorisations required to enable the Pledgor lawfully to enter into, exercise its rights and comply with its obligations pursuant to this Agreement have been obtained or effected and are in full force and effect;
(d)the entry into and performance by the Pledgor of, and the transactions contemplated by, this Agreement and the granting of the Pledge pursuant to the terms and conditions of this Agreement do not (i) conflict with any law or regulation applicable to it (or any provision having the binding force of law), any judgement, decree or other judicial, arbitration panel or administrative ruling applicable to it, (ii) conflict with its constitutional documents, or (iii) conflict with any agreement or instrument binding upon it or any of its assets, or (iv) constitute a default or termination event (however described) under any such agreement or instrument in any event to the extent the agreements or instruments referred to under (iii) or (iv) above may affect the validity and enforceability of the Pledge and/or may have a material adverse effect on its operations assets or properties;
(e)the Pledgor is not insolvent or subject to any Insolvency Proceeding and no Insolvency Event has occurred;

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(f)the Pledgor is the sole owner of, and has full title to, the Pledged Collateral, which is free and clear of any restriction, charge, encumbrance, lien, in rem security or security interest, except for any Permitted Security;
(g)the Permitted Security do not affect the ability of the Pledgor to grant the Pledge over the Pledged Collateral in accordance with the provisions of this Agreement or the validity or enforceability of the Pledge by the Secured Creditors in accordance with the provisions of this Agreement;
(h)the Pledged Collateral is not subject to any attachments, seizure or other measure restraining the capacity to dispose thereof;
(i)subject to the provisions of the Italian Bankruptcy Law, only to the extent applicable, and any other applicable insolvency and/or Bankruptcy Law limiting the rights of creditors generally and to the Legal Reservations, the obligations assumed by Pledgor under this Agreement shall be fully valid, effective and binding;
(j)there are no legal actions, administrative, judicial or arbitration panel or similar proceedings, including any proceedings of an urgent nature, in relation to the Pledged Collateral, before any judicial authority, arbitration panel or any other Italian or foreign authority which could adversely affect the rights of the Secured Creditor created hereunder;
(k)subject to completion of the perfection formalities set out under Clause 2.5 above, the Pledge granted pursuant to this Agreement shall give rise to a valid and enforceable first ranking security interest to secure the punctual performance of the Secured Obligations.
4.2The Pledgor expressly acknowledges that should any of the representations and warranties made by it pursuant to Clause 4.1 above prove to be, in whole or in part, untrue, incomplete or incorrect as of the date on which such representations and warranties are deemed to be made, this shall constitute a material breach of this Agreement and of the Credit Line and shall entitle the Secured Creditors to avail themselves of all remedies provided by law and/or this Agreement.
5.UNDERTAKINGS OF THE PLEDGOR
5.1In addition to the obligations undertaken by the Pledgor under the Finance Document to which it is a party, the Pledgor undertakes, at its own costs, to the Secured Creditors the following:
(a)as soon as practicable, send to the Secured Creditor the executed proposal of this Agreement in original;
(b)not to take any action that would directly or indirectly affect the validity, effectiveness or enforceability of the Pledge pursuant to the terms and conditions of this Agreement or prejudice or prevent the exercise of the rights or powers of the Secured Creditors arising from the Agreement;
(c)to promptly take any action which is reasonably requested by the Secured Creditors to protect the validity, effectiveness and enforceability of the Pledged Collateral or admissibility in evidence in its jurisdiction of incorporation;
(d)to cooperate with the Secured Creditors, to the extent this is deemed necessary or appropriate in the reasonable judgment of the Secured Creditors, in order to protect the right, title and security interest of the same in and to the Pledged Collateral against the claims of any third party;

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(e)subject to Clause 5.2(b), not to dispose of the Pledged Collateral or create or suffer to exist any restriction, charge, encumbrance, lien, in rem security, security interest on the Pledged Collateral, except for any Permitted Security provided that any such Permitted Security shall not affect the ability of the Pledgor to grant the Pledge over the Pledged Collateral in accordance with the provisions of this Agreement or the validity or enforceability of the Pledge by the Secured Creditors in accordance with the provisions of this Agreement;
(f)to ensure that the amount standing to the credit of the Account is at least equal to the Cash Collateral Amount to the extent and in the manner required by Clause 5.2;
(g)at the time specified by the Secured Creditors and in any event as soon as practicable, to execute and deliver all further deed, contract, document, agreement and/or certificate and take all further actions that may be deemed necessary by the Secured Creditors, in its reasonable judgment, or by the applicable law, in order to promptly perfect and/or protect the security interest created by this Agreement;
(h)promptly upon becoming aware of them, to send to the Secured Creditors the details of any written claim or legal action, petition, seizure or attachment, commencement of verifications, inspections, litigations, arbitration panels, administrative proceedings or similar procedures of any nature, in Italy or abroad, which are current, threatened in writing or pending and related to the Pledged Collateral, which could adversely affect the rights of the Secured Creditors created hereunder; and
(i)to indemnify and hold harmless from any and all charges, costs and/or expenses that may be incurred by the Secured Creditors as a result of the revocation, in bankruptcy or otherwise, for any reason whatsoever, of one or more payments made by the Pledgor or any third party to the Secured Creditors under the Secured Obligations pursuant to the Finance Documents.
5.2For the purposes of Clause 5.1(f) above, on a fortnightly basis, the Account Bank shall determine the Currency Rate Conversion and shall inform the Pledgor in writing about the results. Further to such determination:
(a)if, by applying the Currency Rate Conversion, the USD amount standing to the credit of the Account is lower than the Cash Collateral Amount, within 5 (five) Business Days from Pledgor’s receipt of the Secured Creditors’ written request, the Pledgor shall pay the shortfall into the Account, thus causing the deposited amount to equal the Cash Collateral Amount;
(b)if, by applying the Currency Rate Conversion, the USD amount standing to the credit of the Account is greater than the Cash Collateral Amount, anything in this Agreement notwithstanding, the Pledgor shall be entitled to withdraw or dispose of the excess.
Amount further deposited into the Account to form the Cash Collateral Account shall be deemed included in the Cash Collateral Amount since the date of this Agreement also in accordance with the provisions of article 7 of Decree 170.
6.CONTINUATION OF THE PLEDGE
(a)Pursuant to Articles 1232 and 1275 of Italian Civil Code, the Parties hereby expressly agree that the Pledge shall remain in full force and effect in the case of any novation (novazione oggettiva and/or novazione soggettiva) of one or more Secured Obligations.

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(b)To the maximum extent possible and without prejudice to paragraph (a) above, the Parties expressly agree and acknowledge that, for the purposes of the Pledge, any transfer, in whole or in part, of the Finance Documents are and shall be considered as being cases of cessione totale o parziale del contratto and/or cessione del credito, as the case may be, and therefore they shall never entail a novation (novazione) of the Secured Obligations or of the Finance Documents nor the replacement of the Pledge with a new security interest.
(c)Without prejudice to the provisions of paragraph (a) above, in any case of:
(i)objective novation (novazione oggettiva) of one or more Secured Obligations;
(ii)subjective novation (novazione soggettiva) of one or more Secured Creditor;
(iii)transfer, in whole or in part, of the rights or obligations under the Finance Documents; or
(iv)transfer, in whole or in part, of the Pledged Collateral or replacement of the Account Bank, to the extent deemed necessary or appropriate by the Secured Creditors in its reasonable judgment, at the request of the Secured Creditors and in the manner and at the time specified by the latter, the Pledgor shall execute at its own expenses (which shall include, for the avoidance of doubt, any applicable Taxes), any deed, agreement, document or certificate, and shall take all the steps and actions which are necessary or appropriate, in the opinion of the Secured Creditors, to maintain the Pledge.
(d)In the event of any amendment, of whatever nature and for whatever reason, to the Finance Documents or to the Secured Obligations, if the Secured Creditors deem it appropriate, in its reasonable judgement, and so requires, the Pledgor shall execute (at its own expenses) any deed, agreement, document or certificate, and shall take all the steps and actions, which are necessary, appropriate or advisable to preserve the rights of the Secured Creditors under this Agreement.
7.ENFORCEMENT
7.1Without prejudice to any other right, claim or faculty to which they are entitled by operation of law, and subject to Clause 7.3 below, upon occurrence of an Enforcement Event, the Secured Creditors will be entitled, also pursuant to and for the purpose of article 4, letter c), of Decree 170, to apply, in whole or in part, on one or more occasions, the Pledged Collateral to discharge the Secured Obligations then outstanding and which have become due and payable pursuant to the Finance Documents.
7.2The Parties further agree that, without prejudice to Clause 7.1 above, for the purposes of enforcing the security created over the Pledged Collateral, following the occurrence of an Enforcement Event and subject to Clause 7.3 below, the Secured Creditors shall be entitled to instruct the Account Bank to transfer the credit balance standing on the Account in the account(s) indicated by the Secured Creditors which shall be applied to discharge the Secured Obligations then outstanding and which have become due and payable pursuant to the Finance Documents. Upon receipt of such instructions, the Account Bank is consequently entitled to transfer such sums in accordance with the instructions of the Secured Creditors.
7.3Any enforcement of the Pledge under this Clause 7 above is subject to the prior serving on the Pledgor (or, if applicable, the competent authorities of the reorganisation or liquidation proceedings, as the case may be) of any notice required by the applicable law.

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7.4Clause 7.1 and 7.2 above shall be without prejudice to any other form of enforcement of the Pledge or transfer of the Pledged Collateral as provided for by law, including, without limitation: (i) any right to demand payment by way of assignment of those assets or part of them to the Secured Creditors in accordance with article 2804 of Italian Civil Code; as well as (ii) the Secured Creditors’ right to hold any sum received and apply it to the satisfaction of the Secured Obligations; and (iii) the right to enforce the Pledge pursuant to the Italian Code of Civil Procedure.
7.5In relation to any enforcement action taken by the Secured Creditors under this Clause 7 (Enforcement), the Secured Creditors, pursuant to article 4, paragraph 2, of Decree 170, will immediately notify in writing the Pledgor (or, if applicable, the competent authorities of the reorganisation or liquidation proceedings, as the case may be) of the enforcement actions taken and the proceeds of any such enforcement actions.
7.6Any remaining proceeds after repayment in full of the Secured Obligations shall be transferred to the Pledgor, its successors or assignees, or such other person as may be entitled to receive such proceeds.
7.7The Pledgor and the Secured Creditor expressly acknowledge and agree that, in relation to the Pledge, any Enforcement Event shall constitute an "evento determinante l'escussione della garanzia" under and for the purposes of Decree 170.
8.EFFECTIVENESS OF THE PLEDGE
8.1The Pledge is absolute and unconditional, its validity and existence are autonomous, and it is cumulative to any other security interests and/or guarantee or any other right, faculty or remedy provided by law from which the Secured Creditors may, now or hereafter, benefit in relation to all or some of the Secured Obligations.
8.2The Pledge shall secure, jointly and without any prior enforcement of other security interests granted to secure the Secured Obligations, all the Secured Obligations in full and each of them individually, on the terms and conditions of this Agreement.
8.3By way of derogation from article 1200 of Italian Civil Code, the Pledge shall remain valid in its entirety, notwithstanding any redemption or partial performance of the Secured Obligations, until the expiration of the Effective Period.
8.4Should the Pledge be deemed, for any reason, to have been extinguished prior to the Expiry Date, it will be deemed to be reconstituted and in any event, should it become necessary, it will have to be re-established by the Pledgor, in the event that any or all payment or satisfaction, by or on behalf of the relevant debtor, or other means of extinguishing the Secured Obligations has been revoked or declared, in any event, even partially ineffective and/or unenforceable.
8.5The Pledge will give rise to a first rank security interest to secure the punctual performance of the Secured Obligations, which will be binding towards the Pledgor, its successors and assignees, also in the event of syndication, extension, novation, substitution or any amendment to, or in connection with, the Finance Documents.
9.RELEASE OF THE PLEDGE
9.1The Pledge shall remain in force until the date of expiry of the Effective Period (the "Expiry Date") and the Secured Creditors may start any enforcement at any time until such date, any objection being removed. The Pledgor waives any objection with respect to the above. Upon the Expiry Date, at the Pledgor’s request and expense, the Secured Creditors shall fully release the Pledge and perform all actions reasonably requested by the Pledgor to that effect, including executing a deed of release of the Pledge, authorizing

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the Pledgor to carry out any formality necessary to make the release and cancellation of the Pledge effective with respect to the Pledgor and third parties.
10.DISCHARGE CONDITIONAL
If any discharge, release or arrangement (whether in respect of the obligations of the Pledgor, or in respect of any security for those obligations or otherwise) is made by the Secured Creditor in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Pledgor under this Agreement will continue or be reinstated as if the discharge, release or arrangement had not occurred.
11.TAXES AND EXPENSES
11.1All costs, expenses and Taxes (including legal fees, stamp duties, registration tax and any value added tax) incurred in connection with the negotiation, preparation and execution of this Agreement, the completion of the transactions and perfection of the security contemplated in this Agreement, the relevant formalities, confirmations, extensions, enforcement, novation, amendments and the cancellation of the Pledge shall be paid by the Pledgor.
11.2The Pledgor specifically undertakes to indemnify and relieve the Secured Creditors from all expenses, costs and Taxes (including legal fees, stamp duties, registration tax and any value added tax) incurred in connection with the negotiation, preparation and execution of this Agreement, the completion of the transactions and perfection of the security contemplated in this Agreement, the relevant formalities, confirmations, extensions, enforcement, novation, amendments and the cancellation of the Pledge, except in the case of wilful misconduct or gross negligence of the Secured Creditors.
11.3This Agreement has been reached through an exchange of commercial correspondence ("scambio di corrispondenza commerciale"). Therefore, it is subject to registration only upon utilisation ("in caso d'uso").
12.NOTICES
12.1For the purposes of this Agreement and of the security rights arising hereunder, the Pledgor elects its address for service (domicilio) at the address set out in the section below. Any communication relating to this Agreement and to the Pledge may be sent to the Pledgor at such address, including notice of any legal proceedings and records of any judicial proceedings relating to this Agreement or the Pledge.
12.2Any notice, communication or document to be sent to any of the parties to this Agreement under this Agreement must be sent in writing, except as the parties may agree otherwise; and shall be sent by post, e-mail or fax to the relevant party at the address listed below or to such other address as each party may subsequently notify in writing to the others.
as to the Pledgor:
LivaNova PLC Italian Branch
Attention: Luca Tessi
Via Benigno Crespi, 17
20159 Milano
Telephone: +39 02 69969772; Mob.: 3428388555
Email: luca.tessi@livanova.com, with copy to: pim.wagnon@livanova.com; eugenia.stefani@livanova.com
PEC.: livanova@legalmail.it
as to the Secured Creditor and Account Bank:

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Barclays Bank Ireland PLC
Italy Branch
Via della Moscova, 18
20121 - Milan
Italy
Telephone: 0294755237
Email: stefano.daros@barclays.com
PEC: cbfrontoffice@pec.ie.barclays
13.CHANGES TO THE PARTIES
13.1Successors and assigns
The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns and transferees.
13.2Secured Creditor
The Secured Creditor shall not at any time sell, assign, novate, securitise or otherwise transfer (in whole or in part) its rights and/or obligations under this Agreement to any person (each such person, a “Transferee”), other than (i) to any of its Affiliates in connection with a sale, assignment or transfer of all rights and obligations of the Secured Creditor under the Bond, the Credit Line, the Indemnity Letter and any other legal relationship relating thereto, or (ii) with the prior written consent of the Pledgor.
13.3Pledgor
The Pledgor shall not sell, assign or otherwise transfer its interest in this Agreement nor any receivable or claims arising therefrom without the consent of the Secured Creditors.
14.MISCELLANEOUS
14.1No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by the Secured Creditors and the Pledgor and in the English language, and no waiver of any provision of this Agreement and no consent to any departure by the Pledgor or the Secured Creditors therefrom shall be effective unless it is in writing and signed by the Secured Creditors and the Pledgor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.
14.2No failure on the part of the Secured Creditors to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other of further exercise thereof or the exercise of any other right.
14.3This Agreement shall remain in full force and effect independently of any other security or guarantee that may be issued or granted in respect of the Secured Obligations.
14.4The illegality, invalidity or unenforceability of any provision of this Agreement under the laws of any jurisdiction shall not affect the legality, validity or enforceability of any other provision of this Agreement.
14.5All expenses, costs and Taxes connected to the entering into, perfection and enforcement of the Pledge shall be borne by the Pledgor, save as otherwise provided in this Agreement and in the Finance Documents.
15.TRANSPARENCY RULES
15.1Pursuant to and in accordance with the the transparency rules issued pursuant to the CICR resolution of 4 March 2003 and the ("Disposizioni in materia di trasparenza delle

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operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e clienti") applicable to banking and financial transactions and services, issued by Bank of Italy on 29 July 2009, as subsequently amended, supplemented and replaced from to time (the "Transparency Rules"), the Parties mutually acknowledge and declare that this Agreement and any of its terms and conditions have been negotiated, with the assistance of their respective legal counsels, on an individual basis and, as a result, this Agreement falls into the category of the agreements "che costituiscono oggetto di trattativa individuale" which are exempted from the application of Section II of the Transparency Rules.
15.2The Parties acknowledge that this Agreement and each of the relevant Clauses have been specifically negotiated between the Parties and that there is no reference to general terms and conditions (condizioni generali di contratto), it has not been executed by way of signing forms (sottoscrizione di moduli o formulari) and to have received a final draft of this Agreement prior to the Signing Date. Accordingly, each Party acknowledges that the provisions of articles 1341 and 1342 of the Italian Civil Code shall not apply to this Agreement.
16.GOVERNING LAW
This Agreement shall be governed by Italian law.
17.JURISDICTION
17.1The Courts of Milan have exclusive jurisdiction to settle any dispute arising from this Agreement, or the non-contractual obligations deriving from it.
17.2The Parties expressly agree that any dispute arising from this Agreement in relation to which a preliminary attempt of the mediation must be mandatorily carried out as a condition to the commencement of a judicial action pursuant to Article 5 of Italian Legislative Decree No. 28 of 4 March 2010, as amended by Law Decree No. 69 of 21 June 2013 (converted in law by Law 9 August 2013, No. 98) (the "Mediation Decree") shall be submitted to a mediator appointed by ADR Centre, a company registered with the register held by Italian Minister of Justice with no. 1 and in accordance with the rules of mediation of ADR Centre (the "Mediation Rules"). The mediation shall be carried out pursuant to the Mediation Rules and take place at the office of ADR Centre in Milan. The Mediation Rules are available at www.adrcenter.com.
17.3The Parties agree that the mediator will not be entitled to make any offer of mediation (proposta di mediazione) unless expressly required to do so by all of the negotiating parties.
17.4Nothing in this Clause precludes the Parties from seeking, from the Milan court, injunctions proceedings (procedimenti per ingiunzione), precautionary measures (provvedimenti urgenti e cautelari) and any other judicial actions which fall under one of the categories excluded from the application of the Mediation Decree.
17.5If the matter is not resolved by the mediation process pursuant to the Mediation Rules and in accordance with the maximum period of time set out in the Mediation Decree, paragraph 17.1 above will apply.

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* * *
Should you agree on the terms and conditions of the proposal set forth above, please execute an acceptance letter in which you shall copy the full contents of the above contractual proposal.
Yours sincerely,
For and on behalf of LivaNova PLC Italian Branch

/s/ Valeria Bizzozero
Name: Valeria Bizzozero
Title: Director Consolidated Accounting

/s/ Cesare Antoniazzi

Name: Cesare Antoniazzi
Title: Tax Director

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